RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            WHO? VISION SYSTEMS, INC.


         Who? Vision Systems, Inc., a Delaware corporation, hereby certifies as follows:

         FIRST. The name of the corporation is Who? Vision Systems, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was June 30, 1997.

         SECOND. This Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate of Incorporation of said corporation and has been duly adopted Delaware by majority vote of the holders of all of the outstanding stock entitled to vote thereon in accordance with the provisions of Section 242 and 245 and all other applicable provisions of the General Corporation Law of the State of Delaware.

         THIRD. The text of the Certificate of Incorporation is hereby amended and restated to read herein as set forth in full:

         1. The name of the Corporation is Who? Vision Systems, Inc.

         2. The address of the Corporation's registered office is 1013 Centre Road in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

         3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


         4. The aggregate number of shares that the corporation shall have authority to issue is Seventy Five Million shares (75,000,000), of which Sixty Million shares (60,000,000) will be Common Stock, par value One Cent ($.01) per share and Fifteen Million shares (15,000,000) will be Preferred Stock, par value One Cent ($.01) per share. The Board of Directors shall have the full authority permitted by law to divide the authorized and unissued shares into classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights, preferences, limitations and special rights if any, of the shares of the class or series.




                    THE SERIES A PREFERRED STOCK DESIGNATION
                   IS HEREBY AMENDED AND RESTATED AS FOLLOWS:

                              Amended and Restated
             Description and Designation of Series A Preferred Stock

         A1. Designation. A total of 8,300,000 shares of the Company's Preferred Stock shall be designated the "Series A Preferred Stock." As used herein, the term "Preferred Stock" used without reference to the Series A Preferred Stock means the shares of Preferred Stock, without distinction as to series, except as otherwise expressly provided for herein, or as the context otherwise requires.

         A2. Restrictions on Distributions. Except to the extent in any instance approval is provided in writing by the holders of two-thirds of the outstanding shares of Series A Preferred Stock and any other series of Preferred Stock senior to or on parity with the Series A Preferred Stock with respect to liquidation preference (all voting together as a single class), the Corporation shall not declare or pay any dividends, or purchase, redeem, retire, or otherwise acquire for value any shares of its capital stock junior to the Series A Preferred Stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such, or permit any Subsidiary to do any of the foregoing. "Subsidiary" or "Subsidiaries" means any corporation, partnership or joint venture of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time at least fifty percent (50%) of the outstanding voting shares or similar interests other than directors' qualifying shares.

         Notwithstanding the foregoing, Subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Corporation, and nothing contained in the foregoing shall prevent the Corporation from: (i) effecting a stock split or declaring or paying any dividend consisting of shares of any class of capital stock paid to the holders of shares of such class of capital stock; (ii) complying with any specific provision of the terms of any subsequently designated series of Preferred Stock in accordance with its terms; (iii) redeeming or repurchasing any stock of a deceased stockholder out of proceeds of insurance held by the Corporation on that stockholder's life; or (iv) redeeming or repurchasing any stock of any director, officer, employee, advisor, consultant or other person or entity, pursuant to a stock repurchase agreement or stock restriction agreement under which the Corporation has the right or obligation to repurchase such shares in the event of death, termination of employment or of the consulting arrangement, or other similar discontinuation of a business relationship.

         A3. Liquidation, Dissolution or Winding Up.

         3.1 Treatment at Liquidation, Dissolution or Winding Up. Any class or series of Preferred Stock designated in the future to be on a parity with the Series A Preferred Stock with respect to liquidation preference are collectively referred to herein as "Parity Stock". In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series A Preferred Stock in liquidation preference (collectively, "Junior Stock"), and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated in the future to be senior to the Series A Preferred Stock with respect to liquidation preference ("Senior Stock"), the holders of each share of Series A Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or earnings ("Available Assets"), the greater of (i) an amount per share of Series A Preferred Stock equal to $1.00, plus $.10 for each year (pro rated for partial years) from July 16, 1997 until the date of distribution of Available Assets, (subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Preferred Stock), or (ii) such amount per share of Series A Preferred Stock as would have been payable had each share of Preferred Stock which is convertible into Common Stock been so converted immediately prior to such liquidation, dissolution or winding up.

         If, upon liquidation, dissolution or winding up of the Corporation, the Available Assets shall be insufficient to pay the holders of Series A Preferred Stock and of any Parity Stock the full amounts to which they otherwise would be entitled, the holders of Series A Preferred Stock and Parity Stock shall share ratably in any distribution of Available Assets pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series A Preferred Stock and Parity Stock if all liquidation preference dollar amounts with respect to such shares were paid in full.

         3.2 Treatment of Reorganization, Consolidation, Merger, or Sale of Assets. Any merger, consolidation or other corporate reorganization or combination to which the Corporation is a non-surviving party, and any sale of all or substantially all of the assets of the Corporation, shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Section A3; provided, however that, in the case of any such transaction to which the provisions of Section 5.6 also apply, the holders of the outstanding shares of Series A Preferred Stock and Parity Stock (voting together as a single class) shall have the right by majority vote to elect the benefits of the provisions of Section 5.6 hereof for all of the Series A Preferred Stock and Parity Stock in lieu of receiving payment in liquidation, dissolution or winding up of the Corporation pursuant to this Section A3.

         The provisions of this Section 3.2 shall not apply to (i) any reorganization, merger or consolidation involving only a change in the state of incorporation of the Corporation, (ii) a merger of the Corporation with or into a wholly-owned Subsidiary of the Corporation that is incorporated in the United States of America, or (iii) a merger, reorganization, consolidation or other combination, of which the Corporation is substantively the surviving corporation and operates as a going concern, with another corporation incorporated in the United States of America and which does not involve a recapitalization, reorganization, reclassification or other similar change in the capital structure of the Corporation.

         3.3 Distributions Other than Cash Whenever the distribution provided for in this Section A3 shall be payable in whole or in part in property other than cash, the value of any property distributed shall be the fair market value of such property as reasonably determined in good faith by the Board of Directors of the Corporation. All distributions of property other than cash made hereunder shall be made, to the maximum extent possible, pro rata with respect to each Series and class of Preferred Stock and Common Stock in accordance with the liquidation amounts payable with respect to each such Series and class.

         A4. Voting Power.

         4.1 General. For each vote in which holders of Series A Preferred Stock are entitled to participate, each share of Series A Preferred Stock shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series A Preferred Stock could be converted. Except as otherwise required by applicable law or as otherwise provided herein, each holder of Series A Preferred Stock shall be entitled to vote together with the Common Stock and all other series and classes of stock entitled to vote together with the Common Stock on all matters submitted to a vote of the stockholders of the Corporation (including election of directors other than the Series A Directors, as hereinafter defined). Each holder of Series A Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of this Corporation at the same time and in the same manner as notice is given to all other stockholders entitled to vote at such meetings.

         4.2 Limitations During First Three Years. Notwithstanding paragraph 4.1, for a period of three years from the date of the initial filing of this Certificate of Designation, the holders of Series A Preferred Stock shall not have any voting rights, other than as required by law and as provided in paragraph 4.3 and Section A6 below.

         4.3 Director Election Rights. So long as any shares of Series A Preferred Stock remain outstanding, the holders of the Series A Preferred Stock, voting as a separate class, shall have the right to elect two directors of the Corporation (the "Series A Directors"). At any annual or special meeting of the Corporation held for the purpose of electing directors, the presence in person or by proxy (or by written consent) of the holders of a majority of the outstanding shares of Series A Preferred Stock shall constitute a quorum for the election of the Series A Directors.

         A5. Conversion Rights. The holders of the Series A Preferred Stock shall have the following rights and be subject to the following obligations with respect to the conversion of such shares into shares of Common Stock:

         5.1 Voluntary Conversion. Subject to and in compliance with the provisions of this Section A5, any shares of the Series A Preferred Stock may, at the option of the holder thereof, be converted at any time and from time to time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock which a holder of Series A Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying
(i) the number of shares of Series A Preferred Stock being converted at any time, by (ii) the rate (the "Series A Conversion Rate") equal to the quotient obtained by dividing $1.00 by the "Series A Conversion Value." The Series A Conversion Value in effect from time to time, except as adjusted in accordance with this Section A5, shall be $1.00.

         5.2 Automatic Conversion.

         5.2.1 Events Causing Conversion. Immediately (A) prior to the effectiveness of a registration statement filed by the Company pursuant to the Securities Act of 1933, as amended, (other than on Form S-4 or S-8 on any successor forms thereto) covering the offer and sale of Common Stock in an underwritten public offering on a firm commitment basis in which the gross proceeds of the offering will equal or exceed $10,000,000 (calculated before deducting underwriters' discounts and commissions and other offering expenses), and in which the public offering price per share of Common Stock (calculated before deducting underwriters' discounts and commissions) results in a valuation of the total number of outstanding shares of capital stock of the Company immediately prior to the closing of the public offering of at least $35,000,000, but subject to the closing of such public offering, (B) prior to the effectiveness of a registration statement filed by the Company pursuant to the Securities Act of 1933 covering the offer and sale of Common Stock in a rights offering to shareholders of Safeguard Scientifics, Inc., in which the gross proceeds of the offering will equal or exceed $10,000,000 (calculated before deducting underwriters' discounts and commissions and other offering expenses), and in which the public offering price per share of Common Stock (calculated before deducting underwriters' discounts and commissions) results in a valuation of the total number of outstanding shares of capital stock of the Company immediately prior to the closing of the public offering of at least $35,000,000, but subject to the closing of such rights offering, or (C) upon the election, set forth in a written notice to the Corporation, of holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and Parity Stock (counted as a single class) to convert their Series A Preferred Stock and Parity Stock to Common Stock; all outstanding shares of Series A Preferred Stock and Parity Stock shall be converted automatically into the number of fully paid, non-assessable shares of Common Stock into which such shares of Series A Preferred Stock and Parity Stock are convertible pursuant to this Section A5 or the designation of such Parity Stock as of the closing and consummation of such underwritten public offering or the date of such approval, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.


         5.2.2 Surrender of Certificates Upon Mandatory Conversion. Upon the occurrence of the conversion event specified in paragraph 5.2.1, the holders of the Series A Preferred Stock shall, upon notice from the Corporation, surrender the certificates representing such shares at the office of the Corporation or its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock so surrendered were convertible on the date on which the conversion occurred. The Corporation shall not be obligated to issue such certificates unless certificates evidencing such shares of Series A Preferred Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

         5.3 Anti-Dilution Adjustments.

         5.3.1 Upon Dilutive Issuances. If the Corporation shall, while there are any shares of Series A Preferred Stock outstanding, issue or sell shares of its Common Stock or "Common Stock Equivalents" (as defined in Section 5.3.2.1 below) without consideration or at a price per share or "Net Consideration Per Share" (as defined in Section 5.3.3 below) less than the Series A Conversion Value in effect immediately prior to such issuance or sale, then in each such case the Series A Conversion Value, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying such Series A Conversion Value by the following fraction:


                                N0 + N1
                            -----------------
                                N0 + N2

      Where:

              N0 = the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock or Common Stock Equivalents (calculated on a fully-diluted basis assuming the exercise or conversion of all then exercisable or convertible options, warrants, purchase rights and convertible securities).

              N1 = the number of shares of Common Stock which the aggregate consideration, if any, (including the Net Consideration Per Share with respect to the issuance of Common Stock Equivalents) received or receivable by the Corporation for the total number of such additional shares of Common Stock so issued or deemed to be issued would purchase at the Series A Conversion Value in effect immediately prior to such issuance.

              N2 = the number of such additional shares of Common Stock so issued or deemed to be issued.

Example:

initial capital               $1,000,000
initial conversion price           $1.00

new shares issued              1,000,000     total new consideration                  $500,000
new issue price                    $0.50     new shares which would be
                                             issued at initial conversion price        500,000
new conversion price               $0.75

         The provisions of this Section 5.3.1 may be waived as to all shares of Series A Preferred Stock in any instance (without the necessity of convening any meeting of stockholders of the Corporation) upon the written agreement of the holders of two-thirds of the outstanding shares of Series A Preferred Stock.

         5.3.2 Common Stock Equivalents.

         5.3.2.1 General. For the purposes of this Section 5.3, the issuance of any warrants, options, subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock and the issuance of any warrants, options, subscription or purchase rights with respect to such convertible or exchangeable securities (collectively, "Common Stock Equivalents"), shall be deemed an issuance of Common Stock. Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Series A Conversion Value shall be made under this
Section 5.3 upon the issuance of any shares of Common Stock which are issued pursuant to the exercise, conversion or exchange of any Common Stock Equivalents.

         5.3.2.2 Adjustments for Adjustment, Cancellation or Expiration of Common Stock Equivalents. Should the Net Consideration Per Share of any such Common Stock Equivalents be decreased from time to time other than as a result of the application of anti-dilution provisions substantially similar to the provisions of this Section 5.3, then, upon the effectiveness of each such change, the Series A Conversion Value will be that which would have been obtained (1) had the adjustments made pursuant to Section 5.3.2.1 upon the issuance of such Common Stock Equivalents been made upon the basis of the new Net Consideration Per Share of such securities, and (2) had the adjustments made to the Series A Conversion Value since the date of issuance of such Common Stock Equivalents been made to such Series A Conversion Value as adjusted pursuant to clause (1) above. Any adjustment of the Series A Conversion Value which relates to any Common Stock Equivalent shall be disregarded if, as, and when such Common Stock Equivalent expires or is canceled without being exercised, or is repurchased by the Company at a price per share at or less than the original purchase price, so that the Series A Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Series A Conversion Value that would have been in effect (1) had the expired or canceled Common Stock Equivalent not been issued, and (2) had the adjustments made to the Series A Conversion Value since the date of issuance of such Common Stock Equivalents been made to the Series A Conversion Value which would have been in effect had the expired or canceled Common Stock Equivalent not been issued.

         5.3.3 Net Consideration Per Share. For purposes of this Section 5.3, the "Net Consideration Per Share" which shall be receivable by the Corporation for any Common Stock issued upon the exercise or conversion of any Common Stock Equivalents shall be determined as follows:

         5.3.3.1 The "Net Consideration Per Share" shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such Common Stock Equivalents, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise, or conversion or exchange thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such Common Stock Equivalents were exercised, exchanged or converted.

         5.3.3.2 The "Net Consideration Per Share" which shall be receivable by the Corporation shall be determined in each instance as of the date of issuance of Common Stock Equivalents without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such Common Stock Equivalents.

         5.3.4 Stock Dividends for Holders of Capital Stock Other Than Common Stock. In the event that the Corporation shall make or issue (otherwise than to holders of Common Stock), or shall fix a record date for the determination of holders of any capital stock of the Corporation other than holders of Common Stock entitled to receive, a dividend or other distribution payable in Common Stock or securities of the Corporation convertible into or otherwise exchangeable for shares of Common Stock of the Corporation, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued for a consideration of $.01, except for dividends payable to the holders of Series A Preferred Stock.

         5.3.5 Consideration Other than Cash. For purposes of this Section 5.3, if a part or all of the consideration received by the Corporation in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this Section 5.3 consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Corporation.

         5.3.6 Exceptions to Anti-dilution Adjustments. This Section 5.3 shall not apply (A) under any of the circumstances which would constitute an Extraordinary Common Stock Event (as described below), (B) to any additional shares of Common Stock which become issuable upon conversion of any other outstanding series or class of preferred stock or convertible security of the Company as a result of any anti-dilution adjustment to the conversion ratio of such series or class, or (C) to any issuance or sale of shares of Common Stock and/or Common Stock Equivalents in an underwritten public offering not requiring conversion of the Series A Preferred Stock. Further, this Section 5.3 shall not apply with respect to the issuance or sale of shares of Common Stock, or the grant or options exercisable therefor, to directors, officers, employees and consultants of the Corporation or any subsidiary pursuant to any qualified or non-qualified stock option plan or agreement, stock purchase plan or agreement, stock restriction agreement, employee stock ownership plan (ESOP), consulting agreement, or such other options, issuances, arrangements, agreements or plans intended principally as a means of providing compensation for employment or services or of providing additional compensation to a financial institution in connection with the Corporation obtaining equipment lease/financing, provided that in each such case such plan, agreement, or other arrangement or issuance is approved by the vote or consent of two-thirds of the Board of Directors or by the written consent of the holders of two-thirds of the outstanding shares of Series A Preferred Stock.

         5.4 Adjustment Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Series A Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the Series A Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series A Conversion Value, which, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

         An "Extraordinary Common Stock Event" shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.

         5.5 Adjustment Upon Certain Dividends. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution (other than a distribution in liquidation or other distribution otherwise provided for herein) with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock, or (ii) other assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities or such other assets receivable by them, giving application to all other adjustments called for during such period under this Section A5.

         5.6 Adjustment Upon Capital Reorganization or Reclassification. If the Common Stock shall be changed into the same or different number of shares of any other class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than an Extraordinary Common Stock Event), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into, in lieu of the number of shares of Common Stock which the holder would otherwise have been entitled to receive, the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein. The provision for such conversion right shall be a condition precedent to the consummation by the Corporation of any such transaction unless the election described below is made.

         In the case of a transaction to which both this Section 5.6 and Section
3.2 apply, the holders of the outstanding shares of Series A Preferred Stock and Parity Stock (voting together as a single class) shall have the option by majority vote to elect treatment for the Series A Preferred Stock and Parity Stock under this Section 5.6, notice of which election shall be submitted in writing to the Corporation at its principal office no later than five (5) business days before the effective date of such event. If no such election shall be made, the provisions of Section 3.2, and not this Section 5.6, shall apply.

         5.7 Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Series A Applicable Conversion Rate, the Corporation at its expense will furnish each holder of Series A Preferred Stock so affected with a certificate prepared by the Treasurer or Chief Financial Officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

         5.8 Exercise of Conversion. To exercise its conversion privilege, a holder of Series A Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series A Preferred Stock being converted, shall be the "Conversion Date". As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver to the holder of the shares of Series A Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of this Section A5, and cash, as provided in Section 5.9, in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

         5.9 Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series A Preferred Stock.

Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series A Preferred Stock, the Corporation shall pay to the holder of the shares of Series A Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Series A Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series A Preferred Stock being converted.

         5.10 Partial Conversion. In the event some but not all of the shares of Series A Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred Stock which were not converted.

         5.11 Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscription or purchase rights for Series A Preferred Stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock (including any shares of Series A Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Series A Preferred Stock), the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         A6. Restrictions and Limitations on Corporate Action.

         6.1 The Corporation shall not take any corporate action or amend this Certificate of Designation (except to reduce the number of shares designated as Series A Preferred Stock to the number of such shares which are then issued and outstanding) without the approval by majority vote or written consent of the holders of outstanding shares of Series A Preferred Stock, voting as a single class, if such corporate action or amendment would change any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Series A Preferred Stock without similarly changing the rights, preferences, privileges of or limitations on all other classes or series of Parity Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend this Certificate of Designation or take any other corporate action without the approval of the holders of outstanding shares of Series A Preferred Stock if such amendment or corporate action would:

                           (a) authorize, create or issue, or obligate the Corporation to authorize, create or issue, additional shares of Series A Preferred Stock; or

                           (b) reduce the amount payable to the holders of Series A Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

                           (c) adversely affect the liquidation preferences, dividend rights or voting rights of the holders of Series A Preferred Stock; or

                           (d) cancel or modify the conversion rights of the holders of Series A Preferred Stock provided for in Section A5 herein.

         6.2 The Corporation shall not take any corporate action or amend its Certificate of Incorporation without the approval by majority vote or written consent of the holders of outstanding shares of Series A Preferred Stock and Parity Stock, voting together as a single class, if such corporate action or amendment would similarly change the rights, preferences, privileges of or limitations on the Series A Preferred Stock and all classes or series of Parity Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend its Certificate of Incorporation or take any other corporate action without the approval of the holders of the outstanding shares of Series A Preferred Stock and Parity Stock, voting together as a single class, if such amendment or corporate action would:

                           (a) cause or authorize the Corporation to redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), any share or shares of equity securities of the Corporation other than as provided for in Section A2 hereof; or

                           (b) authorize, create or issue, or obligate the Corporation to authorize, create or issue, shares of any class of stock ranking senior to the Series A Preferred Stock and Parity Stock with respect to liquidation preferences or dividend rights, or containing redemption rights; or

                           (c) similarly reduce the amount payable to the holders of Series A Preferred Stock and Parity Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

                           (d) similarly adversely affect the liquidation preferences, dividend rights or voting rights of the holders of Series A Preferred Stock and Parity Stock; or

                           (e) similarly cancel or modify the conversion rights of the holders of Series A Preferred Stock and Parity Stock; or

                           (f) provide  for  the   voluntary   liquidation,
         dissolution, recapitalization, reorganization or winding up of the Corporation; or

                           (g) authorize, approve or cause any merger, consolidation, sale of all or substantially all of the assets of the Corporation, corporate reorganization, recapitalization or other business combinations which could be deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3.2 hereof.

         A7. No Dilution or Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms. Without limiting the generality of the foregoing, the Corporation
(a) will not increase the par value of any shares of stock receivable on the conversion of the Series A Preferred Stock above the amount payable therefor on such conversion, and (b) will take such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series A Preferred Stock from time to time outstanding.

         A8. Notices of Record Date. In the event of

                  (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividends or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

                  (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

                  (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series A Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right,
(ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, at least 15 days prior to the date specified in such notice on which action is being taken.

         A9. Status of Converted or Repurchased Series A Preferred Stock. Any share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be returned to the status of authorized but unissued shares of undesignated Preferred Stock. Upon the cancellation of all outstanding shares of Series A Preferred Stock, the provisions of this Certificate of Designation of Series A Preferred Stock shall terminate and have no further force and effect.

                          THE SERIES B PREFERRED STOCK
                           DESIGNATION IS AS FOLLOWS:

             Description and Designation of Series B Preferred Stock

         B1. Designation. A total of 1,400,000 shares of the Company's Preferred Stock shall be designated the "Series B Preferred Stock." As used herein, the term "Preferred Stock" used without reference to the Series B Preferred Stock means the shares of Preferred Stock, without distinction as to series, except as otherwise expressly provided for herein, or as the context otherwise requires.

         B2. Restrictions on Distributions. Except to the extent in any instance approval is provided in writing by the holders of two-thirds of the outstanding shares of Series B Preferred Stock, Series A Preferred Stock and any other series of Preferred Stock senior to or on parity with the Series B Preferred Stock with respect to liquidation preference (all voting together as a single class), the Corporation shall not declare or pay any dividends, or purchase, redeem, retire, or otherwise acquire for value any shares of its capital stock junior to the Series B Preferred Stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such, or permit any Subsidiary to do any of the foregoing. "Subsidiary" or "Subsidiaries" means any corporation, partnership or joint venture of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time at least fifty percent (50%) of the outstanding voting shares or similar interests other than directors' qualifying shares.

         Notwithstanding the foregoing, Subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to the Corporation, and nothing contained in the foregoing shall prevent the Corporation from: (i) effecting a stock split or declaring or paying any dividend consisting of shares of any class of capital stock paid to the holders of shares of such class of capital stock; (ii) complying with any specific provision of the terms of any subsequently designated series of Preferred Stock in accordance with its terms; (iii) redeeming or repurchasing any stock of a deceased stockholder out of proceeds of insurance held by the Corporation on that stockholder's life; or (iv) redeeming or repurchasing any stock of any director, officer, employee, advisor, consultant or other person or entity, pursuant to a stock repurchase agreement or stock restriction agreement under which the Corporation has the right or obligation to repurchase such shares in the event of death, termination of employment or of the consulting arrangement, or other similar discontinuation of a business relationship.

         B3. Liquidation, Dissolution or Winding Up.

         3.1 Treatment at Liquidation, Dissolution or Winding Up. The Series B Preferred Stock shall be on a parity with the Series A Preferred Stock with respect to liquidation preference. The Series A Preferred Stock and any class or series of Preferred Stock designated in the future to be on a parity with the Series B Preferred Stock with respect to liquidation preference are collectively referred to herein as "Parity Stock". In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or payment is made to any holders of Common Stock or any other class or series of capital stock of the Corporation designated to be junior to the Series B Preferred Stock in liquidation preference (collectively, "Junior Stock"), and subject to the liquidation rights and preferences of any class or series of Preferred Stock designated in the future to be senior to the Series B Preferred Stock with respect to liquidation preference ("Senior Stock"), the holders of each share of Series B Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or earnings ("Available Assets"), the greater of (i) an amount per share of Series B Preferred Stock equal to $3.00, plus $.30 for each year (pro rated for partial years) from May 31, 1998 until the date of distribution of Available Assets, (subject to equitable adjustment for any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Preferred Stock), or
(ii) such amount per share of Series B Preferred Stock as would have been payable had each share of Preferred Stock which is convertible into Common Stock been so converted immediately prior to such liquidation, dissolution or winding up.

         If, upon liquidation, dissolution or winding up of the Corporation, the Available Assets shall be insufficient to pay the holders of Series B Preferred Stock and of any Parity Stock the full amounts to which they otherwise would be entitled, the holders of Series B Preferred Stock and Parity Stock shall share ratably in any distribution of Available Assets pro rata in proportion to the respective liquidation preference amounts which would otherwise be payable upon liquidation with respect to the outstanding shares of the Series B Preferred Stock and Parity Stock if all liquidation preference dollar amounts with respect to such shares were paid in full.

         3.2 Treatment of Reorganization, Consolidation, Merger, or Sale of Assets. Any merger, consolidation or other corporate reorganization or combination to which the Corporation is a non-surviving party, and any sale of all or substantially all of the assets of the Corporation, shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Section B3; provided, however that, in the case of any such transaction to which the provisions of Section 5.6 also apply, the holders of the outstanding shares of Series B Preferred Stock and Parity Stock (voting together as a single class) shall have the right by majority vote to elect the benefits of the provisions of Section 5.6 hereof for all of the Series B Preferred Stock and Parity Stock in lieu of receiving payment in liquidation, dissolution or winding up of the Corporation pursuant to this Section B3.

         The provisions of this Section 3.2 shall not apply to (i) any reorganization, merger or consolidation involving only a change in the state of incorporation of the Corporation, (ii) a merger of the Corporation with or into a wholly-owned Subsidiary of the Corporation that is incorporated in the United States of America, or (iii) a merger, reorganization, consolidation or other combination, of which the Corporation is substantively the surviving corporation and operates as a going concern, with another corporation incorporated in the United States of America and which does not involve a recapitalization, reorganization, reclassification or other similar change in the capital structure of the Corporation.

         3.3 Distributions Other than Cash. Whenever the distribution provided for in this Section B3 shall be payable in whole or in part in property other than cash, the value of any property distributed shall be the fair market value of such property as reasonably determined in good faith by the Board of Directors of the Corporation. All distributions of property other than cash made hereunder shall be made, to the maximum extent possible, pro rata with respect to each Series and class of Preferred Stock and Common Stock in accordance with the liquidation amounts payable with respect to each such Series and class.

         B4. Voting Power.

         4.1 General. For each vote in which holders of Series B Preferred Stock are entitled to participate, each share of Series B Preferred Stock shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder's shares of Series B Preferred Stock could be converted. Except as otherwise required by applicable law or as otherwise provided herein, each holder of Series B Preferred Stock shall be entitled to vote together with the Common Stock and all other series and classes of stock permitted to vote with the Common Stock on all matters submitted to a vote of the stockholders of the Corporation (including election of directors generally, but excluding election of the "Series A Directors", as defined in the Certificate of Designation of the Series A Preferred Stock of the Company). Each holder of Series B Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the by-laws of this Corporation at the same time and in the same manner as notice is given to all other stockholders entitled to vote at such meetings.

         4.2 Limitations During First Three Years. Notwithstanding paragraph 4.1, for a period of three years from the date of the initial filing of this Certificate of Designation, the holders of Series B Preferred Stock shall not have any voting rights, other than as required by law and as provided in Section B6 below.

         B5. Conversion Rights. The holders of the Series B Preferred Stock shall have the following rights and be subject to the following obligations with respect to the conversion of such shares into shares of Common Stock:

         5.1 Voluntary Conversion. Subject to and in compliance with the provisions of this Section B5, any shares of the Series B Preferred Stock may, at the option of the holder thereof, be converted at any time and from time to time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock which a holder of Series B Preferred Stock shall be entitled to receive upon conversion shall be the product obtained by multiplying
(i) the number of shares of Series B Preferred Stock being converted at any time, by (ii) the rate (the "Series B Conversion Rate") equal to the quotient obtained by dividing $3.00 by the "Series B Conversion Value." The Series B Conversion Value in effect from time to time, except as adjusted in accordance with this Section B5, shall be $3.00.

         5.2 Automatic Conversion.

         5.2.1 Events Causing Conversion. Immediately (A) prior to the effectiveness of a registration statement filed by the Company pursuant to the Securities Act of 1933, as amended, (other than on Form S-4 or S-8 on any successor forms thereto) covering the offer and sale of Common Stock in an underwritten public offering on a firm commitment basis in which the gross proceeds of the offering will equal or exceed $10,000,000 (calculated before deducting underwriters' discounts and commissions and other offering expenses), and in which the public offering price per share of Common Stock (calculated before deducting underwriters' discounts and commissions) results in a valuation of the total number of outstanding shares of capital stock of the Company immediately prior to the closing of the public offering of at least $35,000,000, but subject to the closing of such public offering, (B) prior to the effectiveness of a registration statement filed by the Company pursuant to the Securities Act of 1933 covering the offer and sale of Common Stock in a rights offering to shareholders of Safeguard Scientifics, Inc., in which the gross proceeds of the offering will equal or exceed $10,000,000 (calculated before deducting underwriters' discounts and commissions and other offering expenses), and in which the public offering price per share of Common Stock (calculated before deducting underwriters' discounts and commissions) results in a valuation of the total number of outstanding shares of capital stock of the Company immediately prior to the closing of the public offering of at least $35,000,000, but subject to the closing of such rights offering, or (C) upon the election, set forth in a written notice to the Corporation, of holders of at least two-thirds of the outstanding shares of Series B Preferred Stock and Parity Stock (counted as a single class) to convert their Series B Preferred Stock and Parity Stock to Common Stock; all outstanding shares of Series B Preferred Stock and Parity Stock shall be converted automatically into the number of fully paid, non-assessable shares of Common Stock into which such shares of Series B Preferred Stock and Parity Stock are convertible pursuant to this Section B5 or the designation of such Parity Stock as of the closing and consummation of such underwritten public offering or the date of such approval, without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

         5.2.2 Surrender of Certificates Upon Mandatory Conversion. Upon the occurrence of the conversion event specified in paragraph 5.2.1, the holders of the Series B Preferred Stock shall, upon notice from the Corporation, surrender the certificates representing such shares at the office of the Corporation or its transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred Stock so surrendered were convertible on the date on which the conversion occurred. The Corporation shall not be obligated to issue such certificates unless certificates evidencing such shares of Series B Preferred Stock being converted are either delivered to the Corporation or any such transfer agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith.

         5.3 Anti-Dilution Adjustments.

         5.3.1 Upon Dilutive Issuances. If the Corporation shall, while there are any shares of Series B Preferred Stock outstanding, issue or sell shares of its Common Stock or "Common Stock Equivalents" (as defined in Section 5.3.2.1 below) without consideration or at a price per share or "Net Consideration Per Share" (as defined in Section 5.3.3 below) less than the Series B Conversion Value in effect immediately prior to such issuance or sale, then in each such case the Series B Conversion Value, except as hereinafter provided, shall be lowered so as to be equal to an amount determined by multiplying such Series B Conversion Value by the following fraction:

                                N0 + N1
                            -----------------
                                N0 + N2

      Where:

              N0 = the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock or Common Stock Equivalents (calculated on a fully-diluted basis assuming the exercise or conversion of all then exercisable or convertible options, warrants, purchase rights and convertible securities).

              N1 = the number of shares of Common Stock which the aggregate consideration, if any, (including the Net Consideration Per Share with respect to the issuance of Common Stock Equivalents) received or receivable by the Corporation for the total number of such additional shares of Common Stock so issued or deemed to be issued would purchase at the Series B Conversion Value in effect immediately prior to such issuance.

              N2 = the number of such additional shares of Common Stock so issued or deemed to be issued.

Example:

initial capital               $1,000,000
initial conversion price           $1.00

new shares issued              1,000,000     total new consideration                  $500,000
new issue price                    $0.50     new shares which would be
                                             issued at initial conversion price        500,000
new conversion price               $0.75

         The provisions of this Section 5.3.1 may be waived as to all shares of Series B Preferred Stock in any instance (without the necessity of convening any meeting of stockholders of the Corporation) upon the written agreement of the holders of two-thirds of the outstanding shares of Series B Preferred Stock.

         5.3.2 Common Stock Equivalents.

         5.3.2.1 General. For the purposes of this Section 5.3, the issuance of any warrants, options, subscription or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock and the issuance of any warrants, options, subscription or purchase rights with respect to such convertible or exchangeable securities (collectively, "Common Stock Equivalents"), shall be deemed an issuance of Common Stock. Any obligation, agreement or undertaking to issue Common Stock Equivalents at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Series B Conversion Value shall be made under this
Section 5.3 upon the issuance of any shares of Common Stock which are issued pursuant to the exercise, conversion or exchange of any Common Stock Equivalents.

         5.3.2.2 Adjustments for Adjustment, Cancellation or Expiration of Common Stock Equivalents. Should the Net Consideration Per Share of any such Common Stock Equivalents be decreased from time to time other than as a result of the application of anti-dilution provisions substantially similar to the provisions of this Section 5.3, then, upon the effectiveness of each such change, the Series B Conversion Value will be that which would have been obtained (1) had the adjustments made pursuant to Section 5.3.2.1 upon the issuance of such Common Stock Equivalents been made upon the basis of the new Net Consideration Per Share of such securities, and (2) had the adjustments made to the Series B Conversion Value since the date of issuance of such Common Stock Equivalents been made to such Series B Conversion Value as adjusted pursuant to clause (1) above. Any adjustment of the Series B Conversion Value which relates to any Common Stock Equivalent shall be disregarded if, as, and when such Common Stock Equivalent expires or is canceled without being exercised, or is repurchased by the Company at a price per share at or less than the original purchase price, so that the Series B Conversion Value effective immediately upon such cancellation or expiration shall be equal to the Series B Conversion Value that would have been in effect (1) had the expired or canceled Common Stock Equivalent not been issued, and (2) had the adjustments made to the Series B Conversion Value since the date of issuance of such Common Stock Equivalents been made to the Series B Conversion Value which would have been in effect had the expired or canceled Common Stock Equivalent not been issued.

         5.3.3 Net Consideration Per Share. For purposes of this Section 5.3, the "Net Consideration Per Share" which shall be receivable by the Corporation for any Common Stock issued upon the exercise or conversion of any Common Stock Equivalents shall be determined as follows:

         5.3.3.1 The "Net Consideration Per Share" shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such Common Stock Equivalents, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise, or conversion or exchange thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such Common Stock Equivalents were exercised, exchanged or converted.

         5.3.3.2 The "Net Consideration Per Share" which shall be receivable by the Corporation shall be determined in each instance as of the date of issuance of Common Stock Equivalents without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such Common Stock Equivalents.

         5.3.4 Stock Dividends for Holders of Capital Stock Other Than Common Stock. In the event that the Corporation shall make or issue (otherwise than to holders of Common Stock), or shall fix a record date for the determination of holders of any capital stock of the Corporation other than holders of Common Stock entitled to receive, a dividend or other distribution payable in Common Stock or securities of the Corporation convertible into or otherwise exchangeable for shares of Common Stock of the Corporation, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued for a consideration of $.01, except for dividends payable to the holders of Series B Preferred Stock.

         5.3.5 Consideration Other than Cash. For purposes of this Section 5.3, if a part or all of the consideration received by the Corporation in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this Section 5.3 consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the Board of Directors of the Corporation.

         5.3.6 Exceptions to Anti-dilution Adjustments. This Section 5.3 shall not apply (A) under any of the circumstances which would constitute an Extraordinary Common Stock Event (as described below), (B) to any additional shares of Common Stock which become issuable upon conversion of any other series or class of preferred stock or convertible security of the Company as a result of any anti-dilution adjustment to the conversion ratio of such series or class, or (C) to any issuance or sale of shares of Common Stock and/or Common Stock Equivalents in an underwritten public offering not requiring conversion of the Series B Preferred Stock. Further, this Section 5.3 shall not apply with respect to the issuance or sale of shares of Common Stock, or the grant or options exercisable therefor, to directors, officers, employees and consultants of the Corporation or any subsidiary pursuant to any qualified or non-qualified stock option plan or agreement, stock purchase plan or agreement, stock restriction agreement, employee stock ownership plan (ESOP), consulting agreement, or such other options, issuances, arrangements, agreements or plans intended principally as a means of providing compensation for employment or services or of providing additional compensation to a financial institution in connection with the Corporation obtaining equipment lease/financing, provided that in each such case such plan, agreement, or other arrangement or issuance is approved by the vote or consent of two-thirds of the Board of Directors or by the written consent of the holders of two-thirds of the outstanding shares of Series B Preferred Stock.

         5.4 Adjustment Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as hereinafter defined), the Series B Conversion Value shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the Series B Conversion Value by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Series B Conversion Value, which, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

         An "Extraordinary Common Stock Event" shall mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.

         5.5 Adjustment Upon Certain Dividends. In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution (other than a distribution in liquidation or other distribution otherwise provided for herein) with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock, or (ii) other assets (excluding cash dividends or distributions), then and in each such event provision shall be made so that the holders of the Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Corporation which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities or such other assets receivable by them, giving application to all other adjustments called for during such period under this Section B5.

         5.6 Adjustment Upon Capital Reorganization or Reclassification. If the Common Stock shall be changed into the same or different number of shares of any other class or classes of capital stock, whether by capital reorganization, recapitalization, reclassification or otherwise (other than an Extraordinary Common Stock Event), then and in each such event the holder of each share of Series B Preferred Stock shall have the right thereafter to convert such share into, in lieu of the number of shares of Common Stock which the holder would otherwise have been entitled to receive, the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, recapitalization, reclassification or other change by the holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such reorganization, recapitalization, reclassification or change, all subject to further adjustment as provided herein. The provision for such conversion right shall be a condition precedent to the consummation by the Corporation of any such transaction unless the election described below is made.

         In the case of a transaction to which both this Section 5.6 and Section
3.2 apply, the holders of the outstanding shares of Series B Preferred Stock and Parity Stock (voting together as a single class) shall have the option by majority vote to elect treatment for the Series B Preferred Stock and Parity Stock under this Section 5.6, notice of which election shall be submitted in writing to the Corporation at its principal office no later than five (5) business days before the effective date of such event. If no such election shall be made, the provisions of Section 3.2, and not this Section 5.6, shall apply.

         5.7 Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Series B Applicable Conversion Rate, the Corporation at its expense will furnish each holder of Series B Preferred Stock so affected with a certificate prepared by the Treasurer or Chief Financial Officer of the Corporation, showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

         5.8 Exercise of Conversion Privilege. To exercise its conversion privilege, a holder of Series B Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series B Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series B Preferred Stock being converted, shall be the "Conversion Date". As promptly as practicable after the Conversion Date, the Corporation shall issue and deliver to the holder of the shares of Series B Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B Preferred Stock in accordance with the provisions of this Section B5, and cash, as provided in Section 5.9, in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series B Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

         5.9 Cash in Lieu of Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series B Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of Series B Preferred Stock, the Corporation shall pay to the holder of the shares of Series B Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the aggregate number of shares of Series B Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series B Preferred Stock being converted.

         5.10 Partial Conversion. In the event some but not all of the shares of Series B Preferred Stock represented by a certificate(s) surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series B Preferred Stock which were not converted.

         5.11 Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock (including any shares of Series B Preferred Stock represented by any warrants, options, subscription or purchase rights for Series B Preferred Stock), and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock (including any shares of Series B Preferred Stock represented by any warrants, options, subscriptions or purchase rights for such Series B Preferred Stock), the Corporation shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         B6. Restrictions and Limitations on Corporate Action.

         6.1 The Corporation shall not take any corporate action or amend this Certificate of Designation (except to reduce the number of shares designated as Series B Preferred Stock to the number of such shares which are then issued and outstanding) without the approval by majority vote or written consent of the holders of outstanding shares of Series B Preferred Stock, voting as a single class, if such corporate action or amendment would change any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Series B Preferred Stock without similarly changing the rights, preferences, privileges of or limitations on all other classes or series of Parity Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend this Certificate of Designation or take any other corporate action without the approval of the holders of outstanding shares of Series B Preferred Stock if such amendment or corporate action would:

                           (a) authorize, create or issue, or obligate the Corporation to authorize, create or issue, additional shares of Series B Preferred Stock; or

                           (b) reduce the amount payable to the holders of Series B Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

                           (c) adversely affect the liquidation preferences, dividend rights or voting rights of the holders of Series B Preferred Stock; or

                           (d) cancel or modify the conversion rights of the holders of Series B Preferred Stock provided for in Section B5 herein.

         6.2 The Corporation shall not take any corporate action or amend its Certificate of Incorporation without the approval by majority vote or written consent of the holders of outstanding shares of Series B Preferred Stock and Parity Stock, voting together as a single class, if such corporate action or amendment would similarly change the rights, preferences, privileges of or limitations on the Series B Preferred Stock and all classes or series of Parity Stock. Without limiting the generality of the preceding sentence, the Corporation will not amend its Certificate of Incorporation or take any other corporate action without the approval of the holders of the outstanding shares of Series B Preferred Stock and Parity Stock, voting together as a single class, if such amendment or corporate action would:

                           (a) cause or authorize the Corporation to redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), any share or shares of equity securities of the Corporation other than as provided for in Section B2 hereof; or

                           (b) authorize, create or issue, or obligate the Corporation to authorize, create or issue, shares of any class of stock ranking senior to the Series B Preferred Stock and Parity Stock with respect to liquidation preferences or dividend rights, or containing redemption rights; or

                           (c) similarly reduce the amount payable to the holders of Series B Preferred Stock and Parity Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

                           (d) similarly adversely affect the liquidation preferences, dividend rights or voting rights of the holders of Series B Preferred Stock and Parity Stock; or

                           (e) similarly cancel or modify the conversion rights of the holders of Series B Preferred Stock and Parity Stock; or

                           (f) provide  for  the   voluntary   liquidation,
         dissolution,   recapitalization, reorganization or winding up of the
         Corporation; or

                           (g) authorize, approve or cause any merger, consolidation, sale of all or substantially all of the assets of the Corporation, corporate reorganization, recapitalization or other business combinations which could be deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 3.2 hereof.

         B7. No Dilution or Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of capital stock or assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series B Preferred Stock set forth herein, but will at all times in good faith assist in the carrying out of all such terms. Without limiting the generality of the foregoing, the Corporation
(a) will not increase the par value of any shares of stock receivable on the conversion of the Series B Preferred Stock above the amount payable therefor on such conversion, and (b) will take such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series B Preferred Stock from time to time outstanding.

         B8. Notices of Record Date. In the event of

             (a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividends or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

             (b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other corporation, or any other entity or person, or

             (c) any voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then and in each such event the Corporation shall mail or cause to be mailed to each holder of Series B Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right,
(ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, at least 15 days prior to the date specified in such notice on which action is being taken.

         B9. Status of Converted or Repurchased Series B Preferred Stock. Any share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be returned to the status of authorized but unissued shares of undesignated Preferred Stock. Upon the cancellation of all outstanding shares of Series B Preferred Stock, the provisions of this Certificate of Designation of Series B Preferred Stock shall terminate and have no further force and effect.

         4. The corporation is to have perpetual existence.

         5. In furtherance of and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

         6. The directors of the corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the General Corporation Law of Delaware. Without limiting the generality of the foregoing, no director of the corporation shall be personally liable to the corporation or to any stockholder of the corporation for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

         7. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

         8. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide.

         9. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

         10. The Corporation shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, employer or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such rights arising under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any repeal or modification of the foregoing provisions of this Article 10 shall not adversely affect any right or protection of a director or officer of this Corporation existing at the time of such repeal or modification.

         11. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


         IN WITNESS WHEREOF, Who? Vision Systems, Inc. has caused this certificate to be signed by Alexander G. Dickinson, its Chief Executive Officer on the 26th day of May, 1998.


                                     WHO? VISION SYSTEMS, INC.


                                     By: /s/ Alexander G. Dickinson
                                         --------------------------------------
                                         Alexander G. Dickinson, President